Exhibit 99

MEREDITH CORPORATION BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND

Paula Kerger, President and CEO of PBS, Elected to Meredith Board of Directors

DES MOINES, IA (November 14, 2018) - The Meredith Corporation (NYSE:MDP; www.meredith.com) Board of Directors today declared a regular quarterly dividend of $0.545 per share, or $2.18 on an annual basis. The dividend will be payable on December 14, 2018, to shareholders of record on November 30, 2018.

Meredith has a strong history of returning cash to shareholders, paying a dividend for 71 consecutive years and increasing its dividend for 25 years straight, including a 4.8 percent increase in January 2018.

Meredith's dividend yields 3.7 percent, based on today's closing price of $58.69. Meredith has delivered an average annual return of 17 percent since the launch of its Total Shareholder Return (TSR) strategy more than five years ago.

Paula Kerger Elected to Meredith Board of Directors

At today’s Annual Shareholders Meeting, Meredith shareholders elected Paula A. Kerger, president and CEO of PBS, to the Meredith Board of Directors for a three-year term expiring in 2021.Shareholders also re-elected Frederick B. Henry for a one-year term expiring in 2019, and Thomas H. Harty and Donald C. Berg each for three-year terms expiring in 2021. Additionally, Joel Johnson officially retired from the Board after 25 years of distinguished service to Meredith Corporation and its shareholders.
Kerger joined PBS in 2006, and under her leadership, PBS has grown its audiences across genres and platforms. PBS is now the sixth-most watched network in America, up from 15th in the past decade. Over the course of a year, 86 percent of all U.S. television households watch PBS, and each month Americans view an average of 255 million videos across its web, mobile and connected device platforms.
Kerger also serves as president of the PBS Foundation, an independent organization that raises private sector funding - a significant source of revenue for new projects at PBS.
“We welcome Paula to the Board, and look forward to her contributions,” said Meredith Executive Chairman Stephen M. Lacy.  “Her experience leading PBS and growing it into a major U.S. broadcaster focused on education, inspiration and entertainment is a perfect fit for Meredith.”

Kerger is regularly included in the Hollywood Reporter's “Women in Entertainment Power 100,” an annual survey of the nation's top women executives in media, as well as Washingtonian Magazine's “Most Powerful Women in Washington.” She has been honored with the Woman of Achievement Award from Women in Development, New York; the National Education Association Friend of Education Award; and Promax/BDA, B&C and Multichannel News Brand Builder Award. In 2017 she received the Advancing American Democracy Award from the Benjamin Harrison Presidential Site.
Prior to joining PBS, Kerger served for more than a decade at Educational Broadcasting Corporation (EBC), the parent company of Thirteen/WNET and WLIW21 New York, where her ultimate position was Executive Vice President and Chief Operating Officer. Her tenure boasts many achievements, including

WNET's completion in 1997 of the largest successful endowment campaign ever undertaken by a public television station.
Kerger received her bachelor's degree from the University of Baltimore, where she serves on the Merrick School of Business Dean's Advisory Council. She has received honorary doctorates from Washington University in St. Louis; Northeastern University in Boston; Grand Valley State University in Michigan; and Allegheny College in Pennsylvania. Kerger is a member of the Women's Forum, director of the International Academy of Television Arts and Sciences, and chair of the board of the Smithsonian Institution's National Museum of Natural History.
ABOUT MEREDITH CORPORATION
Meredith Corporation has been committed to service journalism for 115 years. Today, Meredith uses multiple distribution platforms - including broadcast television, print, digital, mobile and video - to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.
Meredith's National Media Group reaches more than 175 million unduplicated American consumers every month, including over 80 percent of U.S. Millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the company's state-of-the-art creative lab and content studio.
Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets - including Atlanta, Phoenix, St. Louis and Portland - and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional or national level.
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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com